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                                                                 Exhibit 10.1(w)

Post-retirement care agreement

A pension arrangement was granted in ss. 7 of the employment contract of 18 December 1981 between Sauer Getriebe AG and Dr. Klaus Murmann. In a letter of 30 December 1986, which was countersigned by Dr. Murmann, the transfer of this arrangement to Sauer-Sundstrand GmbH & Co was agreed to.

The supervising authority of the sole shareholder of Sauer-Sundstrand GmbH & Co, Sauer Inc., with seat in Ames, Iowa, which is responsible, is the Compensation Committee, which is a subcommittee of the Board of Directors of Sauer Inc. On the recommendation of the Compensation Committee, the Board of Directors, in a meeting of 12 December 1995, agreed to a change in the pension arrangement. In this change Dr. Murmann relinquished claim for index-linking of his pension in exchange for the cancellation of the previous limitation of the monthly payment to an amount of DM 26.500 and its replacement with an agreement to "60% of the final salary".

The post-retirement agreement is hereby as part of the contract extension of the employment contract of Dr. Murmann for Sauer Inc., adapted and clarified as follows:

                             ----------------------

Sauer-Sundstrand GmbH & Co hereby pledges itself to accord to Dr. Klaus Murmann, born on 3 January 1932, from the time at which the employment contract between Sauer Inc. and Dr. Murmann, dated 19 September 1996, terminates, the following pension:

1. The pension amounts to 60% of the pensionable salary. The pensionable salary is deemed to be the final annual salary received from Sauer Inc. at the time of retirement.

2. The wife or Dr. Murmann, Dr. Mrs. Hannelore Murmann, born Zollner, will receive from the time of your death until her death a pension of 60% of the pension which Dr. Murmann had claim to or held a qualifying status in at the time of his death.

3.    -repealed-

4.    -repealed-
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5.    Pension and survivor's pension are to be paid monthly (1/12) in advance.

6. Claims to pension or survivor's pension are neither capable of being assigned nor pledged. Any such assignments or pledges are non-operative against the company.

There is unanimous agreement that this agreement is subject to the laws of the Federal Republic of Germany.


Dr. Murmann has been informed that this agreement has no security from the possibility of insolvency as the emphasis of the employment of relationship, upon which this agreement is based, does not lie in the German Federal Republic. In addition the employer of Dr. Murmann has its seat of business abroad.


19 September 1996

Sauer-Sundstrand GmbH & Co

(signed Dr. Barlage)


I assent to the contents of this agreement.

(signed Dr. Klaus Murmann)